Exhibit 23.1

KPMG LLP

Suite 2800

401 Union Street

Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 7, 2025, with respect to the consolidated financial statements of Costco Wholesale Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

June 3, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.